Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Announces Execution of

Definitive Agreement to Sell Non-Core Undeveloped Leasehold

Acreage in Tyler County, West Virginia

Anticipated Net Proceeds of $40.8 Million

Closing Scheduled for May 28, 2015

IRVING, TX — (Marketwired — May 26, 2015) - Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC) (NYSE MKT: MHR.PRD) (NYSE MKT: MHR.PRE) (the “Company” or “Magnum Hunter”) announced today that Triad Hunter, LLC, a wholly-owned subsidiary of the Company, has entered into a definitive agreement to sell certain non-core undeveloped and unproven leasehold acreage located in Tyler County, West Virginia (the “Properties”) to an independent exploration and production company.  The total sales price is based on a specified dollar amount per net leasehold acre, subject to adjustments to take into consideration the remaining primary terms of the underlying leases and payments required to extend the underlying leases to their maximum available primary terms and customary adjustments for any title defects. The Company anticipates that the net proceeds it will receive from the sale of the Properties will be approximately $40.8 million after taking into account the adjustments related to the primary terms of the underlying leases and lease extension costs, but exclusive of adjustments for any title defects.  Pursuant to the definitive agreement, the Company has the right, following the closing, to cure any title defects.   The sale is scheduled to close on May 28, 2015 and is subject to customary closing conditions.  The Properties to be sold consist of ownership interests in approximately 5,210 net leasehold acres.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “The undeveloped properties to be sold pursuant to the agreement announced today are deemed non-core to Magnum Hunter and were not in our long-term drilling plan for this immediate area.  Additionally, with lease expirations on the horizon on a large portion of this acreage position, it made sense to sell these properties now to an industry competitor that already owns adjacent leases.  This sale represents less than 2 ½% of our approximate 210,000 net leasehold acreage position in the Marcellus and Utica Shale plays.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Dallas, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia and Ohio. The Company is presently active in two of the most prolific unconventional shale resource plays in North America, the Marcellus Shale and Utica Shale located in Northwest West Virginia and Southeast Ohio.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Mark Schuck

AVP Financial Planning and Investor Relations

ir@magnumhunterresources.com

469-444-1643